Exhibit 99.1

CONSENT OF DUFF & PHELPS, LLC

We hereby consent to the use in the prospectus/offer to exchange that forms a part of the Registration Statement on Form S-4 of Steel Partners Holdings L.P. of our opinion dated June 23, 2017 appearing as Annex C to such prospectus/offer to exchange, and to the description of such opinion and to the references to our name contained therein on the cover page of such prospectus/offer to exchange and under the headings “Questions and Answers About the Offer – What will I receive for my shares of HNH common stock?”; “Summary Term Sheet – Transaction Consideration”; “Special Factors – Background of the Offer; Past Contacts or Negotiations with the Company”; “Special Factors – HNH’s Reasons for the Offer and the Merger; Recommendation of the Board of Directors of HNH”; “Special Factors – Position of the Purchaser Group Regarding Fairness of the Offer and the Merger”; “Special Factors – Opinion of the Financial Advisor to the Company Special Committee”; and “Special Factors – Certain Unaudited Projected Financial Information of HNH”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ DUFF & PHELPS, LLC

July 19, 2017